Exhibit 4(c)

RESTATED CERTIFICATE OF TRUST
OF
BEAR STEARNS CAPITAL TRUST V

THIS Restated Certificate of Trust of Bear Stearns Capital Trust V (the “Trust”), dated as of October 31, 2006 (this “Certificate”), is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to amend and restate the original Certificate of Trust of the Trust which was filed on November 4, 1998, with the Secretary of State of the State of Delaware under the Delaware Statutory Trust Act (12 Del. C.§ 3801 et seq.) (the “Act”).

1.  Name. The name of the statutory trust continued hereby is Bear Stearns Capital Trust V.

2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are The Bank of New York (Delaware), 502 White Clay Center, Route 273, PO Box 6973, Newark, DE 19711

3. Effective Date. This Certificate shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate in accordance with Section 3811(a) of the Act.

The Bank of New York (Delaware), as Delaware Trustee

By:	/s/ KRISTINE K. GULLO
Name: Kristine K. Gullo
Title: Vice President